EXHIBIT I
[Chesapeake  Utilities
Corporation  Logo]



FOR  IMMEDIATE  RELEASE
NOVEMBER  5,  2002
NYSE:  CPK

       CHESAPEAKE UTILITIES CORPORATION ANNOUNCES LONG-TERM DEBT PLACEMENT

DOVER, Delaware - Chesapeake Utilities Corporation announced today that on October 31, 2002, it successfully completed a $30 million long-term private placement of 6.64 percent Senior Notes, maturing on October 31, 2017. The Senior Notes were placed with Massachusetts Mutual Life Insurance Company and American United Life Insurance Company. The proceeds received in the placement were used to pay down the Company's short-term lines of credit. The terms and conditions of this placement are similar to the terms and conditions of the Company's other Senior Notes.

Michael P. McMasters, Vice President, Treasurer and CFO, stated: "We are pleased to have completed this placement at such competitively priced terms. This placement represents a refinancing of the short-term debt that we use to temporarily fund our capital expenditure program. The placement of debt at 6.64 percent demonstrates our continued ability to raise capital at attractive rates to fund our growth. We have experienced significant growth in our utility service areas and this will allow us to continue to capitalize on this growth through these various financing mechanisms."

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane gas distribution and wholesale marketing and advanced information services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company's report on Form 10-K for the year ended December 31, 2001 for further information on the risks and uncertainties related to the Company's forward-looking statements.

FOR  ADDITIONAL  INFORMATION  CONTACT:
Michael P. McMasters, Vice President, Treasurer and Chief Financial Officer 302.734.6799